                                                                   EXHIBIT 10.13

                          [KAUFMAN-BROAD LETTERHEAD]

February 20, 1994

Mr. Albert Z. Praw
3350 Scadlock Lane
Sherman Oaks, CA 91403

Re:      Employment Agreement

Dear Albert:

         This letter agreement (the "Agreement") will confirm our understanding concerning the terms and conditions of your employment with Kaufman and Broad Home Corporation (the "Company") as follows:

         1. Employment. The Company hereby employs you and you hereby accept employment by the Company in accordance with the terms and provisions of this Agreement. You shall be an employee exclusively of the Company and shall serve the Company to the best of your abilities, devoting your full productive time, energies and abilities, to your obligations hereunder. All improvements, discoveries, business relationships, corporate opportunities, management procedures and goodwill, conceived, divested, established, developed or perfected by you during the period of your employment and related in any way to the business of the Company or any of its affiliates shall be the exclusive property of the Company. You may engage in personal and philanthropic activities if these activities do not interfere or conflict with your duties and responsibilities to the Company.

         2. Term. The term of this Agreement shall commence on March 1, 1994, and, subject to earlier termination as provided herein, shall continue through January 31, 1999, provided that either party gives prior written notice of termination of the Agreement at least 60 days prior to January 31, 1999. In the event that no written notice is given by that date, this Agreement shall continue in full force and effect until 60 days after written notice of termination is given by either party, or the date specified in such notice, whichever is later.

         3. Duties and Responsibilities. You shall be employed as the Senior Vice President, Real Estate, of the Company and as such shall have the duties and responsibilities as may be reasonably be assigned to you by the Board of Directors or the Chief Executive Officer of the Company. You shall perform such duties to the best of your abilities and with the skill and judgement expected of an executive intrusted with the management of a comparable business enterprise. You shall act in the best interests of the Company and its shareholders, subject to such policies and directives as are promulgated by the Board of Directors or the Chief Executive Officer.

Albert Z. Praw
February 20, 1994
Page two

         4. Compensation. For all services rendered by you to the Company hereunder, you shall be compensated as follows:

                  (a) Base salary and Opportunity to Defer. You shall receive a fixed base salary which shall be payable in semi-monthly installments in accordance with the common payroll practices of the Company. Your base salary shall begin at an annual rate of $300,000, and, commencing January 1, 1995, and annually thereafter, your salary shall be reviewed for an increase. You shall be entitled to defer receipt of all or part of your salary and bonus to the maximum extent authorized and allowed by federal and state tax laws and Company policy.

                  (b) Incentive Compensation. For fiscal year 1994 (ending November 30, 1994), you will be eligible for a Discretionary Incentive Award based on profits and the degree of success achieved in meeting specific mutually agreed upon goals. At achievement of business plan and with expected performance by you, your award will range from 0-to-60% of your base salary. You are guaranteed to receive a minimum Incentive Award of $150,000 for fiscal year 1994. Your individual performance shall be judged based on annual performance achievements and is the sole discretion of company management. Receipt of any Incentive Award is contingent upon your continuous employment through the payment date (normally occurring the following January).

                  (c) Employee Benefits. You shall also be entitled to receive during the term of this Agreement all other executive benefits and similar plans as may be offered by the Company to its key executive personnel from time to time. A car allowance of $500 per month plus a gasoline credit card for business use will be provided. You shall be entitled to receive proper reimbursement by the Company for all reasonable out-of-pocket expenses incurred by you (in accordance with the policies and procedures established by the Company for its senior executives) in performing services under this Agreement. You shall be entitled to participate in all employee benefits programs of the Company now or hereafter made available to the Company's executives or salaried employees generally, as such programs may be in effect, modified or eliminated from time to time, including and without limitation to stock option plans, stock purchase plans, restricted stock plans, pension and other retirement plans, profit sharing plans, group life insurance, accidental death and dismemberment insurance, hospitalization, surgical, major medical and dental coverage, sick leave (including salary continuation arrangement), long-term disability, vacations, holidays and any other employee benefit programs sponsored by the Company. A summary of executive benefits is attached for your information.

Albert Z. Praw
February 20, 1994
Page three

                  (d) Performance Share Plan. Mr. Karatz will recommend to the Personnel, Compensation, and Stock Plan Committee of the Board of Directors at its next meeting a grant of 10,000 units of the 1994 Performance Share Program.

         5.       Termination.

                  (a) Death. In the event of your death, this Agreement and all your unearned rights hereunder shall terminate immediately. In such event, the Company shall promptly pay your estate all earned but unpaid incentive compensation, and any amounts you have deferred under Section 4(a). In addition, the Company shall pay your estate the current year incentive compensation as if you survived until November 30.

                  (b) Disability. In the event you shall become unable to perform the services contemplated by this Agreement due to a physical or mental disability for a continuous period of 8 weeks or an aggregate of more than 90 days in any 120 day period, the Company may terminate this Agreement by giving written notice of the termination to you. In the event of any such termination by the Company, the Company shall promptly pay to you all earned but unpaid incentive compensation, and any amounts you have deferred under Section 4(a). In addition, the Company shall pay you the current year incentive compensation as if the disability did not occur until November 30.

                  (c) Cause. The Company may terminate your employment for "Cause". "Cause" shall mean: (i) you are grossly negligent in the performance of your duties, or (ii) you commit a willful material breach of this Agreement. If your employment is terminated for Cause you shall be entitled to (i) any unpaid salary due you pursuant to
         Section 4(a), above, for the period ending on the date of termination,
         (ii) reimbursement by the Company pursuant to Section 4(c), above, in respect of certain expenses incurred prior to your termination. Your rights, if any, in the current year's incentive compensation shall be extinguished. With respect to deferred amounts as provided in Section 4(a), above, such deferred amounts shall be paid to you within 60 days of the termination date.

                  (d) Without Cause. The Company may terminate this Agreement and your employment hereunder without Cause by giving 60 days prior written notice or pay in lieu of any part of that notice. In that event, the Company shall pay you the equivalent of one year's base salary plus 50% of the previous year's incentive compensation. The foregoing amount will be paid in 12 monthly payments commencing in the next month following the date of termination.

                  All medical, dental, life and long term disability benefits will remain in force for the 12 months that severance payments are made.

Albert Z. Praw
February 20, 1994
Page four

         6. Exclusive Benefit. As long as you are receiving compensation under this Agreement you will not, as a director, officer, agent, employee, partner, owner, 5 or more percent shareholder, or otherwise, enter into or conduct any business or venture which may be competitive, directly or indirectly, with that of the Company or any affiliate. A business or activity shall be deemed to be competitive if it is substantially similar to one engaged in or conducted by the Company or an affiliate. It is understood that passive investments in income producing properties are permitted by this paragraph. Furthermore, you have agreed that after the term of the Agreement or for a period of one year thereafter you will not seek to employ any person employed by the Company or any of its affiliates in connection with any business activity deemed competitive.

         During the performance of your duties on behalf of the Company, you shall receive and be entrusted with certain confidential and/or secret information of a proprietary nature. You shall not disclose or use, during the term of this Agreement or any time thereafter, any such information which is not otherwise publicly available. The Company is entitled to seek equitable relief if you improperly disclose trade secrets to a competitor directly or indirectly.

         7. Effect of Waiver of Breach. The waiver by either party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed to operate as a waiver of any subsequent breach by the other party.

         8. Entire Agreement; Amendments. This Agreement contains the entire Agreement between you and the Company concerning your employment. It supersedes and replaces all prior agreements, whether expressed or implied, written or oral. This Agreement can not be changed orally, but only by an agreement in writing, signed by you and a representative of the Board of Directors. Recently, new compensation legislation has been enacted (OBRA) which may contain consequences for the structural make-up of this agreement. In that case, appropriate changes will be made after agreement by both parties.

         9. Severability. If any provisions of this Agreement shall be unlawful, void, or for any reasons unenforceable, they shall be deemed separated from and in no way affect the validity or enforceability of the remaining provisions of the Agreement.

         10. Governing Law. This Agreement is entered into in Los Angeles, California and shall be construed and enforced under the laws of the State of California.

         11. Arbitration. In the event that any controversy or dispute between you and the Company arising out of or relating to the employment relationship, including, but not limited to any disputes in connection with the validity, construction, application or enforcement of the terms of this Agreement, occurs, any such controversy or dispute shall be submitted to final and binding arbitration pursuant to the then-current Commercial Rules of the American Arbitration Association and the parties hereto expressly waive their rights, if any, to have such matters heard by a jury or a judge, whether in state or federal court.

Albert Z. Praw
February 20, 1994
Page five

         The cost of the arbitration including, but not limited to, any reasonable legal fees or other expenses incident thereto incurred in connection with such arbitration, shall be determined by the arbitrator(s) and shall be borne by the prevailing party. During the pendency of the arbitration and up to the date of the arbitrator's award, you shall participate in all employee benefits programs of the Company (other than 401(k)) as provided in Section 4(c) above.

         The Company agrees to pay interest on any amounts payable to you under this Agreement which are not paid within sixty (60) days after the date when due and on any money judgement which is awarded to you following a proceeding to enforce any portion of the date that payments should have been made under this Agreement. Such interest shall be calculated at 6% from the date that payments should have been made under this Agreement to the time of actual payment.

         In any arbitration concerning an alleged breach of section 5(c) the remedy available to the arbitrator shall be limited to the payments and benefits available under section 5(d).

         12. Assignability; Binding Nature. This Agreement shall bind and benefit the Company, its successors and assigns and shall inure to the benefit and be binding on you, your heirs, executors and administrators, provided that your duties and responsibilities hereunder may not be assigned or delegated by you. No rights or obligations of the Company under this Agreement may be assigned or transferred except that such rights or obligations may be assigned or transferred by operations of law in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that in the event of a merger, consolidation, sale of assets, or liquidation as described in the preceding sentence, it shall use its best efforts to cause such assignee or transferee to assume the liabilities, obligations, and duties of the Company hereunder. If not, the provisions of Section 5(d), above, will be deemed applicable.

         13. Notices. Any notice required or permitted to be given under the Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by courier, duly addressed to the party concerned at the address indicated below or to such changed address as the party may subsequently give like notice of:

Albert Z. Praw
February 20, 1994
Page six

If to the Company:         Kaufman and Broad Home Corporation
                                    10877 Wilshire Boulevard, 12th Floor
                                    Los Angeles, California  90024
                                    Attn: Vice President of Human Resources

To you:                             Mr. Albert Z. Praw
                                    3350 Scadlock Avenue
                                    Sherman Oaks, California  91403

         Any notice delivered personally under this Section 13 shall be deemed given on the date delivered and any notice sent by courier shall be deemed given on the date delivery is recorded by the courier.

         14. Withholding on Payment. All payments made by the Company under this Agreement shall be subject to normal deductions and withholding.

         Please confirm the terms and conditions of this Agreement by executing the enclosed copy of this Agreement below and returning it to me.

                                                       Very truly yours,

                                                       /s/ Bruce Karatz
                                                       -----------------------
                                                       Bruce Karatz
                                                       Chairman and
                                                       Chief Executive Officer

Agreed this 28th day of February, 1994.

/s/ Albert Z. Praw
- ---------------------------------------
Albert Z. Praw